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                                                                   EXHIBIT 10.30

                       FORM OF RESTRICTED STOCK AGREEMENT

                  THIS RESTRICTED STOCK AGREEMENT (the "Agreement"), is made by and between Skilled Healthcare Group Inc., a Delaware corporation (the "Company"), and [______________](1) ("Executive"), effective as of March 8, 2004 ("Grant Date").

                  WHEREAS, the Company and Executive are parties to the Amended and Restated Employment Agreement between Company and Executive dated as of the Grant Date (the "Amended Employment Agreement"), which agreement provides, in part, for the grant to Executive of shares of Class B Non-Voting Common Stock, subject to certain Restrictions (as defined below); and

                  WHEREAS, the Company's Board of Directors has determined that it would be to the advantage and best interest of the Company and its stockholders to issue the Restricted Shares provided for herein to Executive as an inducement to remain in the service of the Company and as an incentive for increased efforts during such service, and for other good and valuable consideration provided for herein;

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  Whenever the following terms are used in this Agreement they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.1 "Adjustment Factor" shall have the meaning set forth in Section 3.1(c) and Schedule A hereof.

Section 1.2 "Affiliated Entities" shall mean Skilled Healthcare LLC and any entity that is controlled by and consolidated with in the financial statements of either the Company or Skilled Healthcare LLC.

Section 1.3 "Asset Sale" shall mean the date of closing for the sale of all or substantially all of the assets of the Company and its Affiliated Entities.

Section 1.4 "Board" shall mean the Board of Directors of the Company, as constituted from time to time.

-------------------------
(1) Each of Messrs. Hendrickson, Lynch, Rapp and Harrison are a party to a Restricted Stock Agreement, substantially in this form.

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Section 1.5 "Cause" shall mean the reasonable and good faith determination by a majority of the Board, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

                  (a) Executive has breached a fiduciary duty to the Company or any of its Affiliated Entities or breached of any of Executive's obligations under Section 5 of the Amended Employment Agreement;

                  (b) Executive has been convicted of a felony or misdemeanor that involves fraud, dishonesty, theft, embezzlement, and/or an act of violence or moral turpitude, or Executive has plead guilty or no contest (or a similar plea) to any such felony or misdemeanor; or

                  (c) Executed has committed an act or an omission that constitutes fraud, gross negligence, or willful misconduct in connection with Executive's employment by the Company or any of its Affiliated Entities.

Section 1.6 "Conversion Rates" shall have the meaning set forth in Section 3.1(c) and Schedule A hereof.

Section 1.7 "Class B Common Stock" shall mean the Company's Class B Non-Voting Common Stock , par value $0.01 per share, that is non-voting and junior to the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock").

Section 1.8 "Disability" shall mean an illness (mental or physical) or injury that, in the good faith and reasonable determination of a majority of the Board, based on the report of a reputable physician selected jointly by the Board and Executive, renders Executive unable to perform Executive's duties for six (6) months during any twelve (12) month period.

Section 1.9 "EBITDA" shall mean for the applicable fiscal year the net income (or loss) of the Company (after eliminating (x) all extraordinary items of income or loss and (y) all income or loss related to non-cash change in interest rate hedge), as reflected in the Company's financial statements for such fiscal year, plus to the extent deducted in computing such net income (or loss), without duplication, (i) all interest and other similar expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases and preferred stock, plus (ii) all expenses for income taxes (whether paid, accrued or deferred), plus (iii) depreciation and amortization expenses, less (iv) interest and other similar income in respect of money loaned by the Company and deposits of the Company, all of the foregoing as determined on a consolidated basis for Company and its Affiliated Entities. EBITDA shall be determined after all compensation accruals, including all compensation payable to Executive but before giving effect to any Annual Performance Bonuses (as defined in the Amended Employment Agreement) payable to Executive or any other executive officers.

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Section 1.10 "IPO" shall mean the date that the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public occurs and the Common Stock becomes listed or quoted on a national security exchange or in the NASDAQ National Market Quotation System.

Section 1.11 "Period of Employment" shall mean [________________] through and including [_______________](2).

Section 1.12 "Qualifying Termination of Service" shall mean termination of Executive's employment with the Company and its Affiliated Entities by reason of Executive's death or Disability or any termination of the Executive by the Company without Cause. In addition to the terminations of Executive by the Company without Cause, as defined in Section 1.5, Executive shall be deemed to have been terminated by the Company without Cause if Executive resigns from the Company within six (6) months after a Change of Control as a result of a diminution of his Base Salary, the Company's termination of his status as an executive officer of the Company, and/or a material diminution in his duties and/or responsibilities from their level in effect immediately prior to the Change of Control. For purposes of the preceding sentence "Change of Control" and "Base Salary" shall have the meanings ascribed to them in the Amended Employment Agreement. The Board, in its discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including without limitation whether a Termination of Service is a Qualifying Termination of Service.

Section 1.13 "Restated Certificate of Incorporation" shall mean the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on or about March 5, 2004, as the same may be amended or restated from time to time.

Section 1.14 "Restricted Shares" shall mean the shares of Class B Common Stock granted under this Agreement that are subject to Restrictions.

Section 1.15 "Restrictions" shall mean the vesting requirements set forth in Sections 3.1, 3.2, 3.3 and 3.4, the Company's repurchase rights set forth in
Section 3.5, and the restrictions on sale or other transfer set forth in Section 3.6.

Section 1.16 "Stock Sale" shall mean the date as of which at least a majority of the Company's then outstanding common stock is sold in a single transaction or series of substantially related transactions and, unless otherwise approved by the Board, the consideration paid is cash or marketable securities.

Section 1.17 "Termination of Service" shall mean termination of Executive's employment with the Company and its Affiliated Entities for any reason. The Board, in its discretion, shall determine the effect of all matters and questions relating to a Termination of Service, including, without limitation, whether a Qualifying Termination of Service has occurred.

--------------------------
(2) April 1, 2002 through March 31, 2007 for Mr. Hendrickson; February 18, 2002 through February 17, 2007 for Mr. Lynch; April 1, 2002 through March 26, 2007 for Mr. Rapp; and July 1, 2002 through June 30, 2007 for Mr. Harrison.

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Section 1.18 "Terminal Equity Value" shall mean: (i) in the case of an IPO, the equity value of the Company's outstanding common stock determined based on the public offering price of the Company's common stock in the IPO and the number of shares of common stock outstanding immediately prior to the IPO; (ii) in the case of a Stock Sale, the equity value of the Company's outstanding common stock determined based on the net proceeds distributable in respect of the common stock of the Company that is sold in the Stock Sale and the number of shares of common stock outstanding; and (iii) in the case of an Asset Sale, the aggregate net proceeds that are or would be distributable in respect of all outstanding common stock of the Company assuming that the Company paid off its debt and preferred stock and debt securities, and liquidated on the Asset Sale, and assuming that any right, warrant or option to acquire any common stock of the Company entitled to be exercised is converted immediately prior to the distribution.

Section 1.19 "Trigger Event" shall mean any of (i) an Asset Sale, (ii) an IPO, or (iii) a Stock Sale, in each case with a Terminal Equity Value equal to [the minimum Terminal Equity Value] or more.

                                   ARTICLE II.
                          ISSUANCE OF RESTRICTED SHARES

Section 2.1 Issuance of Restricted Shares

                  In consideration of the recitals and for other good and valuable consideration, on the Grant Date the Company agrees to and does hereby issue to Executive [____________________________________________ (________)](3)
Restricted Shares (i.e., shares of Class B Common Stock subject to the Restrictions and other conditions set forth in this Agreement). As a condition to the Company's obligations and Executive's rights under this Agreement, the spouse of Executive, if any, shall execute and deliver to the Company the Consent of Spouse attached as Exhibit "A" hereto.

Section 2.2 Purchase Price

                  The purchase price of the Restricted Shares shall be $0.05 per share, without commission or other charge, payable in cash or by check. The Company hereby acknowledges receipt of payment of $[_________], in full payment for the Restricted Shares.

Section 2.3 Consideration to Company

                  As partial consideration for the issuance of Restricted Shares by the Company, Executive agrees to render faithful and efficient services to the Company or any of its Affiliate Entities, as applicable for a period of at least one (1) year from the Grant Date. Nothing in this Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge Executive at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in the Amended Employment Agreement.

-----------------------------
(3) 39,439, 19,719, 6,573 and 4,930, respectively, for Messrs. Hendrickson, Lynch, Rapp and Harrison.

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Section 2.4 Adjustments in Restricted Shares

                  In the event that the outstanding shares of Class A Common Stock or Class B Common Stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares, the Board shall make an appropriate and equitable adjustment in the number and kind of Restricted Shares. Any such adjustment made by the Board shall be final and binding upon Executive, the Company and all other interested persons.

                                  ARTICLE III.
                                  RESTRICTIONS

Section 3.1 Full Vesting and Lapse of Restrictions in Connection with a Trigger Event

                  (a) Vesting and Lapse of Restrictions. The Restricted Shares shall vest in full and the Restrictions with respect to all Restricted Share shall lapse in full upon the happening of a Trigger Event that occurs during the Period of Employment, subject only to Executive's continued employment with the Company through the Trigger Event.

                  (b) No Company Repurchase Rights. The Company shall have no right to repurchase any Restricted Shares that so vest in connection with a Trigger Event.

                  (c) Adjustment Factors and Conversion Ratios. For purposes of determining the Per Share Class B Common Stock Preference (as defined in the Restated Certificate of Incorporation) or other distribution that is payable on the Class B Common Stock as a result of an Asset Sale or otherwise, an adjustment factor shall be applied, based on the applicable Terminal Equity Value of the Company, as determined by the Board pursuant to Section 3.13 hereof. The adjustment factors, as they correlate to the applicable Terminal Equity Values, are set forth on Schedule A attached hereto and made a part hereof (the "Adjustment Factors"). Upon or promptly following an Asset Sale with a Terminal Equity Value of [the minimum Terminal Equity Value] or more, the Company shall either cause the Company to liquidate and wind up its affairs, or it shall pay to Executive the aggregate amount that would be distributable to Executive as a holder of Class B Common Stock had the Company immediately liquidated and dissolved. In the event of an IPO or Stock Sale, the Class B Common Stock shall convert to Class A Common Stock, as provided in the Restated Certificate of Incorporation, based on the conversion ratios set forth on Schedule A attached hereto and made a part hereof ("Conversion Ratios"). The Conversion Ratios are based on the Terminal Equity Value of the Company, as determined by the Board pursuant to Section 3.13 and Schedule A.

Section 3.2 Vesting in Connection with a Qualifying Termination of Service

                  (a) Vesting. On the date of a Qualifying Termination of Service, a certain number of Restricted Shares (the "Termination Vesting Number") shall be and become vested. The Termination Vesting Number shall be equal to (1) [approximately 40-50% of grant amount] shares plus (2) an additional [approximately 2% of grant amount] shares for each full calendar month (except for the last calendar month, which shall be for [____] shares) elapsed from the

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Grant Date (e.g., commencing with March 2004) and ending with the last full calendar month prior to the month in which the Qualifying Termination occurs. In no event shall the Terminal Vesting Number exceed the number of Restricted Shares granted to Executive pursuant to Section 2.1 hereof.

                  (b) Vesting of Additional Shares. Notwithstanding the foregoing, if a Trigger Event occurs within the nine (9) month period following such Qualifying Termination of Service, then Executive shall vest as of such Trigger Event in such additional number of Restricted Shares (if any) as would have vested pursuant to Section 3.1(a) above in connection with such Trigger Event, less the total number of Restricted Shares that Executive actually vested in pursuant to Section 3.2(a). The Company shall have no right to purchase any such Restricted Shares that vest as a result of a Trigger Event.

                  (c) Company Repurchase Rights. The Company shall have the limited right to repurchase the Restricted Shares that so vest as provided in
Section 3.5.

Section 3.3 Vesting in Connection with Certain EBITDA Performance

                  (a) Vesting. Effective as [the last day of the Period of Employment], the Restricted Shares shall vest 50% in the event: (i) a Trigger Event has not previously occurred; and (ii) the Company has had EBITDA of over $60 million in any of its fiscal years during the Period of Employment; and
(iii) Executive has complied with Section 5 of the Amended Employment Agreement; and (iv) Executive is employed by the Company as of [the last day of the Period of Employment]. Executive and Company understand and agree that subsequent acquisitions, mergers, dispositions or similar corporate transactions may affect EBITDA and Executive and Company agree to negotiate, in good faith, a revised EBITDA threshold in such event.

                  (b) Executive's Put Right. In the event that (i) 50% of the Restricted Shares vest pursuant to Section 3.3(a) and (ii) there is a Termination of Service (including a Qualifying Termination of Service) that occurs on or after [the last day of the Period of Employment] Executive has the right to require the Company to repurchase the Restricted Shares that vested pursuant to Section 3.3(a), provided Executive makes a valid election to exercise this right (determined as provided below). The repurchase price of the shares will equal their fair market value, as reasonably determined by the Board, as of the date that Executive makes such valid election. If Executive objects to the Board's determination of fair market value for this purpose, the valuation process set forth in Section 3.13 shall be followed to determine the fair market value of the shares. Subject to Section 3.6, any payment by the Company to Executive under this paragraph will be made in a lump sum (without interest) as soon as practical following the determination of the purchase price for the shares to be repurchased. Executive's put right under this paragraph shall terminate if Executive breaches any of the provisions of Section 5 of the Amended Employment Agreement. Executive's election to exercise his put right under this paragraph shall be valid only if it is made in writing to the Company within twelve (12) months after the date of Executive's Termination of Service. Executive's put right provided for in this paragraph shall terminate, to the extent not exercised, immediately prior to an IPO.

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                  (c) Vesting of Additional Shares. If a Trigger Event occurs within the nine (9) month period following [the last day of the Period of Employment] and Executive is employed by the Company as of [the last day of the Period of Employment], then Executive shall be deemed to have vested as of such Trigger Event in such additional number of Restricted Shares (if any) as would have vested pursuant to Section 3.1(a) above in connection with such Trigger Event, less the total number of Restricted Shares, if any, that Executive actually vested in pursuant to Section 3.3(a). Executive shall not have any put rights under Section 3.3(b) with respect to such additional vested shares. The Company shall have no right to purchase any such Restricted Shares that vest as a result of a Trigger Event.

                  (d) Company Repurchase Rights. The Company shall have the limited right to repurchase the Restricted Shares that vest pursuant to Section 3.3(a) as provided in Section 3.5.

Section 3.4 Board Discretion

                  By resolution, the Board may, on such terms and conditions as it deems appropriate, remove any or all of the Restrictions (including, without limitation, accelerating vesting) at any time or from time to time.

Section 3.5 Repurchase Rights

                  (a) Qualifying Termination of Service; Purchase Right for Vested Restricted Shares. If there is a Qualifying Termination of Service during the Period of Employment, or a Termination of Service for any reason on or after [the last day of the Period of Employment], then the Company shall have the right to purchase all vested Restricted Shares then held by Executive, at a cash price per share equal to the then fair market value of the shares as reasonably determined by the Board. The repurchase right provided in this paragraph shall terminate, to the extent not exercised, immediately prior to an IPO.

                  In the event additional Restricted Shares vest pursuant to
Section 3.2(b) or 3.3(c) and a repurchase of shares pursuant to this Section 3.5 has previously occurred, the Company shall promptly pay to Executive (without interest) the additional amount due to Executive (if any) to (i) repurchase the additional shares that vested pursuant to Section 3.2(b) or 3.3(c), as applicable and (ii) to reflect that such shares would have been repurchased by the Company for their fair market value as opposed to the price paid by Executive to acquire such shares.

                  (b) Termination of Service; Repurchase Right for Unvested Restricted Shares. Without limiting the foregoing paragraph, any Restricted Shares that are unvested as of (and after giving effect to) a Termination of Service of Executive (including any Qualifying Termination of Service) may be repurchased by the Company for the price initially paid by Executive to purchase such Restricted Shares from the Company (without interest or any other adjustments) or, if less, the then fair market value of the shares as reasonably determined by the Board effective as of such payment date. By way of example, in the event that Executive resigns or is terminated by the Company for Cause, then the Restricted Shares shall in no event vest and the Company shall have the right to repurchase such Restricted Shares pursuant to this paragraph (b).

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                  (c) Repurchase in the Event of a Stock Sale, IPO or Asset Sale
with a Terminal Equity Value less than [the minimum Terminal Equity Value]. Notwithstanding the provisions of paragraph (a) or (b) of this Section 3.5, in the event of a Stock Sale, IPO or Asset Sale with a Terminal Equity Value of less than [the minimum Terminal Equity Value], the Company shall have the right to purchase all Restricted Shares (vested and unvested) for the price initially paid by Executive to purchase such Restricted Shares from the Company (without interest or any other adjustments) or, if less, the then fair market value of the shares as reasonably determined by the Board effective as of such payment date.

                  (d) Exercise and Termination of Repurchase Rights. If Executive objects to the Board's determination of fair market value for the purpose of any of the Company's repurchase rights set forth in this Section 3.5, the valuation process set forth in Section 3.13 shall be followed to determine the fair market value of the shares. The Company shall exercise its repurchase rights pursuant to this Section 3.5 by delivering notice of election to repurchase such shares within 90 days following (i) the date of Termination of Services for repurchases pursuant to paragraphs (a) and (b), and (ii) the date of closing of such Stock Sale, IPO or Asset Sale for repurchases pursuant to paragraph (c), which notice shall set forth a date for closing not later than 60 days following the mailing of such notice. The closing shall take place at the Company's office on or before the date specified in the notice, unless the purchase price for such shares is determined pursuant to the valuation process set forth in Section 3.13, in which event the closing shall take place not later than 60 days following the determination of the purchase price pursuant to
Section 3.13. At the closing, the Company shall deliver the purchase price therefore and the stock certificates representing the shares so purchased shall be cancelled. If the Company does not so send such notice within such required 90 day period, the Company's repurchase rights shall automatically terminate.

                  (e) No Repurchase Rights For Class A Common Stock. Nothing herein shall be deemed to grant the Company any repurchase rights with respect to the Class A Common Stock that is issued upon conversion of the Class B Common Stock.

Section 3.6 Insufficient Funds

                  In the event Executive exercises his put right pursuant to
Section 3.3(b) or the Company exercises any of its repurchase rights pursuant to
Section 3.5 and the Company does not have sufficient funds to pay the repurchase price for the shares or such repurchase would violate any of the provisions of any of the Company's existing or future credit facilities or indentures (including the Indenture concerning the Senior Subordinated Secured Increasing Rate Notes due 2008) (collectively, the " Credit Facilities") then in effect, or the rights and preferences of preferred stock then outstanding, or any applicable law, then to the extent necessary to comply with the Credit Facilities, the preferred stock or applicable law, the Company shall issue a subordinated promissory note to Executive representing the unpaid balance of the purchase price and bearing interest at the then-current Applicable Federal Rate, which note shall be payable (in installments or in whole) as soon as permitted under the Credit Facilities, the preferred stock preference or applicable law, and no later than the date of any IPO, Stock Sale or Asset Sale.

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Section 3.7 Restriction on Transfer of Restricted Shares

                  Executive shall not sell, exchange, transfer, alienate, hypothecate, pledge, encumber or assign any Restricted Shares, or any rights with respect thereto, until such shares have vested and the Company's repurchase rights with respect to such shares have terminated. Neither the Restricted Shares nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Executive or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect.

Section 3.8 Assignment of Repurchase Rights

                  The Company may assign any of its repurchase rights under
Section 3.5 to any Company stockholder.

Section 3.9 Escrow

                  (a) The Corporate Secretary of the Company or any other person designated by the Board as escrow agent shall retain physical custody of any certificates representing the Restricted Shares until and to the extent (i) such Restricted Shares have vested and all Restrictions have been removed or lapsed as to such shares under this Agreement, or (ii) the Company exercises its repurchase right under Section 3.5 as to such shares, or (iii) such shares have been forfeited or cancelled. To ensure the delivery of Executive's Restricted Shares upon repurchase by the Company pursuant to Section 3.5, Executive hereby appoints the Corporate Secretary of the Company or any other designated escrow agent as Executive's attorney-in-fact to sell, assign and transfer unto the Company (or such designee), such Restricted Shares, if any.

                  (b) The Corporate Secretary of the Company, or other escrow agent, shall not be liable for any act he or she may do or omit to do with respect to holding the Restricted Shares in escrow and while acting in good faith and in the exercise of his or her judgment.

Section 3.10 Legend

                  The share certificate evidencing the Restricted Shares issued hereunder may at the discretion of the Company be endorsed with the following legend (in addition to any legend required under applicable state securities laws):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND REPURCHASE RIGHTS HELD BY THE ISSUER AS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE CORPORATE SECRETARY OF THE ISSUER, AND SUCH SHARES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR

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         OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE
         PROVISIONS OF SUCH AGREEMENT.

Section 3.11 Vested Shares without Restrictions

                  (a) As and to the extent the Restricted Shares vest in accordance with the terms of this Agreement and all the Restrictions on such shares have lapsed, certificates representing such shares of Class B Common Stock shall be delivered to Executive or for the benefit of his or her account without the legend referenced in Section 3.10. Such shares shall cease to be considered Restricted Shares subject to the terms and conditions of this Agreement, and shall be shares of Class B Common Stock of the Company free of all Restrictions.

                  (b) Notwithstanding the foregoing, certificates representing vested shares of Class B Common Stock (as to which all Restrictions have lapsed) shall not be delivered to Executive or for the benefit of or to his account unless and until Executive shall have paid to the Company in cash or made provisions for payment through withholding against income, the full amount of all federal and state (or applicable foreign) withholding or other employment taxes applicable to the taxable income of Executive resulting from the grant of the Restricted Shares, vesting of the Restricted Shares, or the lapse or removal of the Restrictions.

Section 3.12 Restrictions on New Shares and Distributions

                  In the event of any dividend or other distribution (including ordinary cash dividends, and whether in the form of Class A Common Stock or Class B Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-off, spin-off, combination, purchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, or issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event, is paid, issued, exchanged or distributed in respect of Restricted Shares, such new or additional or different shares or securities or property (including cash) which are attributable to Executive in his capacity as the owner of the Restricted Shares, shall be considered to be Restricted Shares and shall be subject to all of the Restrictions, unless the Board shall, in its discretion, otherwise provide.

Section 3.13 Determination of Terminal Equity Value and Fair Market Value

                  For purposes of determining the fair market value of a share of Class B Common Stock or vested Restricted Shares, the Board shall determine the Terminal Equity Value for an Asset Sale, assuming that the Company was willing and sold its assets to a willing purchaser. For purposes of the conversion features of the Class B Common Stock, the Board shall determine the Terminal Equity Value for an IPO or Stock Sale, as applicable. For purposes of the liquidation payments for the Class B Common Stock upon an Asset Sale, the Board shall determine the Terminal Equity Value for an Asset Sale, assuming that the Company was willing and sold its assets to a willing purchaser. The Board shall provide prompt written notice to Executive of such valuation.

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                  If Executive disagrees with such valuation by the Board,
Executive may, by written notice to the Board no later than 10 days after Executive is notified of the Board's determination of Terminal Equity Value, elect to have a nationally recognized valuation firm conduct a separate determination of such Terminal Equity Value. Any valuation firm selected must complete its determination within 75 days of its engagement and must base its determination upon the applicable factor(s) identified in the definition of Terminal Equity Value. Executive shall initially select a nationally recognized valuation firm to conduct the determination. The Company must approve or deny the valuation firm selected by Executive within 15 business days, which approval shall not be unreasonably withheld. If the Company denies Executive's proposed valuation firm, Executive can select an alternate firm and the Company will have 10 business days to reasonably approve or deny such selection. If the Company denies Executive's second proposed valuation firm, Executive can select a third firm and the Company will have 5 business days to reasonably approve or deny such selection provided, however, that if the Company denies 3 nationally recognized valuation firms selected by Executive, Executive can require the Company to choose one of the 3 nominated firms within 5 business days, and if the Company does not select a firm Executive may select one of such firms. The Company shall be deemed to have approved any selection by Executive if it does not provide an approve or deny response within the specified time period.

                  Following the determination of Terminal Equity Value by the valuation firm, the Company and Executive will have a 3 week period to mutually agree that the Terminal Equity Value will be the average or some other permutation of the Board's determination and the valuation firm's determination. If the Company and Executive do not agree to a Terminal Equity Value based on those two determinations within 3 weeks, the valuation firm and the Company will choose a second nationally recognized valuation firm by each proposing 3 candidates to the Company and Executive simultaneously within two weeks, and any candidate appearing on both lists will be selected (if more than one candidate appears on both lists the final selection will be determined by chance (i.e., flipping a coin)). If no candidate appears on both lists, the process will be repeated until a common candidate is found or the Company, in its sole discretion, can select any firm previously submitted by Executive. The second valuation firm will have 75 days to complete its determination of Terminal Equity Value (and if not completed the average of the Company's and the fast valuation firm's determinations will be used). After the second valuation firm completes its determination, the Terminal Equity Value used will be the average of the two determinations that are closest in value from among the three determinations (the Board's, the first valuation firm's, and the second valuation firm's).

                  The Company will pay the costs of the first valuation firm, except that the Company shall be entitled to reimbursement from Executive for such costs if the first valuation firm's valuation is within 5% of the Board's valuation. The Company and Executive will equally share the costs of the second valuation firm, if needed. If the Company is entitled to reimbursement from Executive for any costs in accordance with the preceding two sentences, the Company may offset all or a portion of the amount owing to the Company by Executive against any amount (including, without limitation, any amount of compensation) otherwise payable to Executive. The Company and Executive shall be bound by the final determination of Termination Value pursuant to this Section 3.13.

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Section 3.14 Revisions to Adjustment Factors, Conversion Rates and Terminal
             Equity Value Thresholds

                  The Company and Executive shall negotiate in good faith revisions to Adjustment Factors, Conversion Rates, and the Terminal Equity Value thresholds, as applicable, in the event of any acquisitions, dispositions, combinations, mergers, consolidation, reorganization or similar corporate transaction that is reasonably expected to materially affect the Terminal Equity Value of the Company.

                                   ARTICLE IV.
                                  MISCELLANEOUS

Section 4.1 Administration

                  The Board shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and binding upon Executive, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Restricted Shares.

Section 4.2 Conditions to Issuance of Stock Certificates

                  The Restricted Shares may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock pursuant to this Agreement prior to fulfillment of all of the following conditions:

                           (i) The admission of such shares to listing on all
                  stock exchanges on which such class of stock is then listed, if applicable; and

                           (ii) The completion of any registration or other
                  qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, if applicable, or the receipt of further representations from Executive as to investment intent or completion of other actions necessary to perfect exemptions, as the Board shall, in its absolute discretion, deem necessary or advisable; and

                           (iii) The obtaining of any approval or other
                  clearance from any state or federal governmental agency which the Board shall, in its absolute discretion, determine to be necessary or advisable; and

                           (iv) The lapse of such reasonable period of time as
                  the Board may from time to time establish for reasons of administrative convenience; and

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

                           (v) The receipt by the Company of payment of any
                  applicable withholding tax.

Section 4.3 Rights as Stockholder

                  Except as otherwise provided herein, upon issuance of the Restricted Shares upon the Grant Date, Executive shall have all the rights of a stockholder with respect to said shares, subject to the Restrictions herein, including the right to receive all dividends or other distributions paid or made with respect to the Class B Common Stock; provided, however, that any and all shares received by Executive with respect to such Restricted Shares as a result of stock dividends, stock splits or any other form of recapitalization shall also be subject to the Restrictions until the Restrictions on the underlying Restricted Shares lapse or are removed pursuant to this Agreement.

Section 4.4 Section 83(b) Election

                  If Executive makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") to be taxed with respect to all or any portion of the Restricted Shares as of the date of issuance of the Restricted Shares rather than as of the date or dates upon which Executive would otherwise be taxable under Section 83(a) of the Code, Executive shall deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service. Section 83(b) elections must be filed with the Internal Revenue Service within 30 days following the Grant Date.

Section 4.5 Notices

                  Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by overnight courier or express mail, or mailed by first class certified or registered mail, postage prepaid, return receipt requested as follows:

                  (a) if to the Company:

                  Skilled Healthcare Group, Inc.
                  Attention: Board of Directors
                  27442 Portola Parkway,
                  Suite 200
                  Foothill Ranch, California 92610

                  With copy to:

                  Heritage Partners, Inc.
                  30 Rowes Wharf, Suite 300
                  Boston, MA 02110
                  Attn: Mark J. Jrolf

                  (b) if to Executive:

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

                  [_________________]
                  [_________________]
                  [_________________]

                  Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, 2 business days after being delivered to overnight courier or express mail, or 5 business days after by first class certified or registered mail, postage prepaid, return receipt requested.

Section 4.6 Titles

                  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 4.7 Governing Law

                  This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California, without regard to choice of law provisions thereof.

Section 4.8 Conformity to Securities Laws

                  Executive acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations and to such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Restricted Shares are granted only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement and the Restricted Shares shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.9 Amendments

                  No amendment or waiver of this Agreement or any term, covenant, or condition hereof shall be binding upon the party against whom enforcement of such amendment or waiver is sought unless it is made in writing and signed by or on behalf of such party. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 4.10 Assignment

                  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations

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

hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets or stock of the Company with or to any other individual(s) or entity, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

Section 4.11 Limitation on Amendments of the Restated Certificate of
             Incorporation

                  The Company shall not amend, modify or restate the Restated Certificate of Incorporation in any way that adversely affects any rights, preferences or privileges of Executive as a holder of Class B Common Stock.

                  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                                         SKILLED HEALTHCARE GROUP, INC.
                                         a Delaware corporation

                                         By_____________________________________

                                         Title__________________________________

EXECUTIVE

____________________________
[_______________]

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

                                                                       EXHIBIT A

                                CONSENT OF SPOUSE

                  I, [_____________], spouse of [_____________] have read and approve the foregoing Restricted Stock Agreement, dated as of March 8, 2004, by and between my spouse and Skilled Healthcare Group, Inc., a Delaware corporation ("Skilled"). In consideration of granting to my spouse shares of Skilled, as set forth in the Restricted Stock Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Restricted Stock Agreement and agree to be bound by the provisions of the Restricted Stock Agreement insofar as I may have any rights in said Restricted Stock Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Restricted Stock Agreement.

                                                ________________________________

                                                Name: [_____________]

                                                Date: March 8, 2004

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